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                                                                   EXHIBIT 10.36

                               INCENTIVE AGREEMENT

This agreement is dated and executed on April 20, 2004 (the "Effective Date"), between Sanjeev Deshpande, an individual of 2018 Timberview Drive, Okemos, Michigan 48864 (hereafter "Deshpande"), and Maxco, Inc., a Corporation of 1118 Centennial Way, Lansing, Michigan 48917 (hereafter "Maxco ").

1.    BACKGROUND OF AGREEMENT

      a. Deshpande is the President and Chief Operating Officer of Atmosphere Annealing, Inc., a Michigan corporation (the "Atmosphere") which is wholly owned by Maxco.

      b. Maxco wants to provide additional incentive to Deshpande to increase the value of Atmosphere.

2. TERM OF AGREEMENT. This Agreement shall begin on the date of execution set forth above and continue in effect until March 31, 2006 unless terminated as provide herein.

3. GENERAL STATEMENT OF INTENTION. Maxco agrees to pay Deshpande an incentive bonus based on either (i) the sale price of the prior to March 31, 2006 (the "Termination Date"), or (ii) if Atmosphere is not sold by March 31, 2006, and Deshpande is still an employee of Atmosphere, an incentive bonus will be recorded as of that date and paid based as an EBITDA formula as set forth herein.

4. INCENTIVE BONUS UPON THE SALE OF ATMOSPHERE. In the event of the sale of substantially all Atmosphere to a third party on or before March 31, 2006, Maxco will pay, or cause to be paid, to Deshpande an incentive bonus based on the Sale Price (as hereinafter defined) paid by the third party for Atmosphere. Sale of Atmosphere will be deemed to have occurred whether the sale takes the form of a sale of stock or assets or merger. The "Sale Price" shall be defined as the gross value paid for Atmosphere before the payment of any interest bearing debt. In the event of a sale for something other than for cash, notes or marketable securities, the Sale Price will be as outlined in the Sales Agreement.

      a. SALE INCENTIVE BONUS AMOUNT. The "Sale Incentive Bonus Amount" will be equal to 1% of the final actual Sale Price up to and including $25,000,000 plus 10% of the final actual Sale Price over $25,000,000.

      b. PAYMENT OF SALE INCENTIVE BONUS AMOUNT. Payment of the Sale Incentive Bonus Amount will be made to Deshpande in the same form and according to the same terms as payment is made to Maxco by the third party purchaser of Atmosphere.

      c. DESHPANDE COOPERATION. It is understood and agreed that this Agreement will not in any manner give Deshpande the right to object to any decision as to

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            whether to sell Atmosphere or to the terms of any such sale.
            Deshpande agrees to fully cooperate in any sale of Atmosphere.

5. PAYMENT UPON THE DEATH OF DESHPANDE. Maxco agrees to cause Atmosphere to obtain life insurance on the life of Deshpande in the amount of $2,000,000. In the event of the death of Deshpande during the his employment by Atmosphere, Maxco will cause Atmosphere to pay all or a portion of the proceeds of such policy as follows:

                  a. One million ($1,000,000) of such policy will be paid to Deshpande's designated beneficiary.

                  b. Dephpande's estate will be paid an EBITDA Incentive Bonus Amount (as defined below) at the fiscal year end immediately preceding the date of death.

6.    PAYMENT UPON TERMINATION OF EMPLOYMENT.

      a. Upon the termination of the employment of Deshpande by Atmosphere either because (A) Deshpande voluntarily terminates his employment or (B) For Cause, there shall be no EBITDA Incentive Bonus Amount due and this Agreement will be terminated. "For cause" is defined for purposes of this Agreement to include a termination of Deshpande for any one of the following reasons: Conviction of a felony offense, or the commission of theft, fraud, embezzlement or other crime of moral turpitude by Deshpande, or if he does not work in the best interest of Atmosphere.

      b. If Deshpande employment is terminated for any other reason during the term of this Agreement, an EBITDA Incentive Bonus Amount (as defined below) at the fiscal year end immediately preceding the date of termination will be paid within 90 days following the date of termination.

7. PAYMENT IF ATMOSPHERE NOT SOLD BY MARCH 31, 2006 If Atmosphere has not been sold to a third party by March 31, 2006 and Deshpande is still employed by Atmosphere, an EBITDA Incentive Bonus Amount (as defined below) based upon the March 31, 2006 financial statements will be due by July 1, 2006.

8.    EBITDA INCENTIVE BONUS AMOUNT.

      a. EBITDA for any fiscal year of Atmosphere shall equal the net income of Atmosphere, as reflected in its regularly-prepared annual financial statements for such fiscal year, plus interest, taxes, depreciation and amortization expense used in the determination of net income for that period.

      b.    The EBITDA Incentive Bonus Plan is equal to:

            i. one (1%) percent of the Enterprise Value (as defined below) up to $25,000,000, and

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            ii.   ten (10%) percent of the amount that the Enterprise Value (as defined below) exceeds $25,000,000.

      c. The Enterprise Value is defined as the EBITDA of Atmosphere for the year ending immediately preceding the triggering event, multiplied by 5.

      d. It is agreed between the parties that the EBITDA figure for the year ending March 31, 2003 was $5,047,483 and that all future accounting for EBITDA shall be consistent with the accounting done for such base year. The parties have agreed for purposes of determining the EBITDA Incentive Bonus Amount, that the base year will have a EBITDA of $5,000,000 which would imply an Enterprise Value for such year of $25,000,000. The parties have received copies Atmosphere's financial statements for the base year. Exhibit A is the calculation of EBITDA for the base year. Exhibit B is a estimation of what the Enterprise Value in the future could be.

      e. The EBITDA Incentive Bonus Amount will be paid to Deshpande by Maxco in the form of cash or stock of Atmosphere in the sole discretion of Maxco. The actual number of shares to be received by be determined as follows:

            i. The "Net Enterprise Value" will be determined. The Net Enterprise Value is determined by subtracting the debt other than accounts payable and other non-interest bearing debt of Atmosphere from the Enterprise Value. (See Exhibit A for an example of this calculation as of March 31, 2003.)

            ii. The Net Enterprise Value of Atmosphere is divided by the number of outstanding shares of Atmosphere to arrive at a per share Net Enterprise Value.

            iii. The amount of the EBITDA Incentive Bonus Amount is then divided by the per share Net Enterprise Value to arrive at the number of shares Deshpande would receive.

9. NON-ASSIGNABILITY. Neither this agreement nor any part of it shall be assigned by either party without the prior written consent of the other party. The consent shall not be unreasonably withheld.

10. ARBITRATION. Any dispute arising under this agreement shall be promptly submitted to and heard and determined by the American Arbitration Association pursuant to its commercial arbitration rules in effect at the time of any dispute. The determination of the arbitrator shall be binding on the parties, shall not be appealable, and judgment on the award rendered may be entered in any court having jurisdiction on the matter. The prevailing party (as determined by the arbitrator) shall be entitled to recover from the other party all costs and expenses (including but not limited to attorney fees) incurred in enforcing its rights under the arbitration process.

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11.   GOVERNING LAW AND VENUE. This Agreement shall be governed by and construed in accordance with the substantive laws of the United States of America and the State of Michigan, without regard to conflict of laws provisions and shall be subject to the jurisdiction of the state and federal courts of Ingham, County, Michigan, and each party hereto waives any objection to venue and hereby submits to the personal jurisdiction of such courts.

12. ENTIRE AGREEMENT. This agreement constitutes the entire agreement between the parties and shall be deemed to supersede and cancel any other agreement between the parties relating to the transactions contemplated in this agreement. This agreement may be amended or terminated only by a written instrument executed by the parties involved. There are no agreements, restrictions, promises, warranties, covenants, or other undertakings other than those expressly set forth in this agreement.

13. BINDING EFFECT. The terms and provisions of this agreement are binding on and shall inure to the benefit of the parties and their respective heirs, representatives, successors, and permitted assigns.

14. NOTICES. All notices and other communications required or permitted under this agreement shall be in writing and, if mailed, be effective three days after being sent by certified or registered mail, postage prepaid, addressed to the other party as follows or at any other address that the other party provides in writing:

      Deshpande: Sanjeev Deshpande, 2018 Timberview Dr. , Okemos Michigan 48864
      Maxco: Maxco, Inc., 1118 Centennial Way, Lansing Michigan 48917

15. SEVERABILITY. If any provision in this agreement is held to be invalid or unenforceable, it shall be ineffective only to the extent of the invalidity, without affecting or impairing the validity and enforceability of the remainder of the provision or the remaining provisions of this agreement.

16.   TIME IS OF THE ESSENCE. Time is of the essence of this Agreement.

17. COUNTERPART EXECUTION. This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all counterparts, when taken together, will constitute one and the same agreement.

18. FACSIMILE EXECUTION. The parties agree that signatures on this Agreement, as well as any other documents to be executed under this agreement, may be delivered by facsimile in lieu of an original signature, and the parties agree to treat facsimile signatures as original signatures and agree to be bound by this provision.

In the presence of the undersigned witnesses, the parties have executed this agreement as of the Effective Date.

Sanjeev Deshpande

/S/ SANJEEV DESHPANDE                                             Dated: 4/20/04
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By: Sanjeev Deshpande

Maxco, Inc.

/S/ MAX A. COON                                                   Dated: 4/20/04
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By: Max Coon
Its: President